Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Dick Hobbs
   414-347-3706

SENSIENT ADOPTS MAJORITY VOTING STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS

MILWAUKEE, WI – October 24, 2013 – Sensient Technologies Corporation (NYSE: SXT) announced today that its Board of Directors has approved changes to the Company’s Corporate Governance Guidelines to provide for majority voting in uncontested director elections.  Under the revised Guidelines, any director nominee who fails to receive a majority of the votes cast in an uncontested election must tender his or her irrevocable resignation to the Board of Directors.  A director’s resignation becomes effective upon its acceptance by the Board of Directors.

Sensient’s Corporate Governance Guidelines are available on the Company’s website at www.sensient.com by following the links to “About Sensient” and “Corporate Governance.”

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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